UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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K12 INC.
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K12 Executive Compensation Program Overview and Board’s Position on Stockholder Proposal Supplemental Information for Proxy Proposals 2, 3 and 6 December 5, 2016

Business Overview

K12 is a leading provider of online education for the K-12 market

Managed Public School Programs

- State-funded public schools managed by K12 for non-profit boards
- Support for fully online programs, as well as hybrid and blended school options
- Manage over 70 schools across 33 states + D.C.
- 100K+ students
- Employs the largest network of online educators (~5,000)
- 1M+ courses taught per year

FY 16 Revenue: $717 million

Institutional

- Provide school districts with full-time, blended and supplemental online programs – content, technology & instruction
- The industry's largest catalog of flexible digital curriculum aligned to national and state standards
- Partner with more than 2,000 school districts in 50 states + D.C.
- Delivered millions of online course enrollments

FY 16 Revenue: $109 million

Private Pay Schools

- Family-paid private online schools that serves students in 100 countries worldwide
- Three distinct brands: Keystone, International Academy, GW Online High School
- Direct sale to consumer – supplemental/preparatory educational instruction for PreK-2nd grade

FY 16 Revenue: $47 million

1

Need for Strategic Transformation In 2013, K12 was faced with a situation that produced significant long term value risk for shareholders Situation Action students received better service, improvements in schools the schools could survive and remain newer, tougher and continually 2 •Under Nate Davis’ leadership as CEO, the Company embarked on a multi-year plan to ensure that that policymakers saw the Company managed, and that open in an environment with changing standards •The core business was at risk •Declining test scores from 2008 to 2012 threatened the long term viability of many schools, the loss of which would have significantly harmed shareholder value and the Company’s reputation with policymakers and educators •Systems, processes, school support mechanisms, and curriculum were not producing positive gains in academic outcomes

K12's Strategic Transformation

While the Company's equity valuation and trading multiples declined during part of Mr. Davis' tenure, the multi-year plan focused on improving academics, increasing student retention, modernizing infrastructure, enhancing the curriculum and strengthening our management team.

Multi-year Plan 2013-2016

ACADEMICS	MANAGEMENT	PRODUCT	MARKETS
Launched "Students First" focused on programs, teaching approaches and other activities to enhance academic performance and student persistence. Academic results trending positive and retention rate up 200+ basis points over last 2 years.	Evolved organization capabilities to support new strategy. Transitioned over 60% of key leadership team over 3 years culminating with appointment of Stuart Udell as CEO in 2016. Nate Davis retained as Executive Chairman for business continuity.	Invested in product, platform, service and data science capabilities. Upgraded learning management and other key systems while commencing rollout of new adaptive curriculum creating competitive differentiators to drive future growth.	Reviewed portfolio of assets and rationalized to align with core competencies. Sold or closed select international and domestic businesses while commencing focused acquisition program to support growth of institutional business.

This plan has been successful in improving academic results and increasing retention of students. It continues to be essential to the preservation of long term shareholder value.

3

K12's Strategy Looking Forward

Now that K12 has made strides against its multi-year plan, its strategy going forward will be to....

1. **Continue and sustain improved academic outcomes** - Invest in teachers & leaders, programs and increased engagement while fine tuning marketing strategy to attract those student best suited for K12-powered programs and in the school districts we serve.
2. **Grow business units** - Strengthen, optimize and grow Managed Public Schools while dramatically increasing FuelEd & Private Pay businesses contribution to K12's overall value.
3. **Continue to invest in product innovation** - Enhance fundamental technology and curriculum platforms while investing in adaptive technologies and advanced analytics – make technology a competitive differentiator while lowering cost structure and creating cost synergies across business units.
4. **Drive market expansion** - Develop market opportunities that leverage core competencies both domestically and internationally.

Improved academics and investments in product innovation support stronger performing schools, higher student retention, better scale economics and increased shareholder value.

4

Compensation & Governance Executive Compensation Philosophy & Objectives Attract and retain a talented executive team that will drive company performance during transition Align management and shareholder interests through long-term equity incentive awards Align pay with performance and encourage fulfillment of key initiatives and implementation of strategic transformation 2 3 1 Governance Policies Further Compensation Objectives Decision making is driven by market data, with heavy emphasis on performance Hedging and pledging policy keeps executive and shareholder interests aligned   No income or excise tax gross-ups Long Term Incentive Plan with 3-year performance periods serves interests of long-term stockholders   Clawback policy is in place for cash bonuses and equity awards Performance-based Restricted Share Awards incentivize stockholder value creation   Double trigger now applies to newer all time-based equity during a change-in-control Independent Compensation Consultant conducts annual pay and policy assessments   Share Ownership Guidelines are in place and now apply to all Executive Officers and in FY 2017, the guidelines now apply to independent directors We do not reprice options, and new Equity Plan expressly prohibits without shareholder approval   5

Overview of FY16 Executive Pay Program

Element	Form	Description
Base Salary	Cash	• Evaluated annually based on market data, expectations of the role, historical performance, company and individual performance, tax considerations, relative internal pay levels, and time with the company
Cash Incentive Plan	Cash	• Ties a meaningful portion of annual cash compensation to achievement of performance-based goals that are vital to our short- and long-term success • Metrics are tied to strategic goals and include financial performance, product expansion, educational improvement of students, and officer-specific goals determined by the Compensation Committee • At-risk cash compensation is weighted more heavily than typical market practice (K12 is 60% at-risk versus peer average of 50%)

Pay Mix for FY16



Nathaniel Davis, Exec Chair
Variable Compensation 94%
Fixed Compensation 6%
6%
9%
85%
Base Salary
Time-based RSAs
Target STI
Perf-based LTI
Stuart Udell, CEO
Variable Compensation 62%
Fixed Compensation 38%
27%
44%
12%
17%

6

Overview of FY16 Executive Pay Program

Element	Form	Description
Long-Term Incentives	Restricted Stock Awards (RSAs)	• Supports retention objectives • Promotes long-term shareholder alignment • Time-based vesting over three years
	Perf. Share Units (PSUs)	• Earned based on achievement of specific targets over 3-year performance period with no overlapping periods • Encourages fulfillment of key non-financial strategic initiatives
	Market-Based Stock Awards (MSAs)	• Strong tie with shareholder interests; only vests if 30-day average stock price is: (see table below)
	Perf. Share Awards (N. Davis Only in 2016*)	• Perf. Share Awards (PSAs): earned based on EBITDA minus CapEx targets • Stock options: value only realized if stock price after vesting exceeds exercise price

	Beginning Stock Price	Appreciation to Hurdle $13.00	$16.00	$19.00	Perf. Period
Exec. Chair	$7.79	67%	105%	144%	2 Years
CEO	$7.87	65%	103%	141%	3 Years

Pay Mix for FY16



Average of Other Named Executive Officers
Variable Compensation 39%
Fixed Compensation 61%
22%
33%
17%
28%
Base Salary
Target STI
Time-based RSAs
Perf-based LTI

Expected Timeline of Grants

FY16	FY17	FY18
RSAs	RSAs (below CEO)	RSAs (below CEO)
PSUs - One Grant / 3-Year Perf. Period		
MSAs - Ex. Chair / 2-Year Perf. Period		
MSAs - CEO / 3-Year Perf. Period		
PSAs - Ex. Chair		
Options - Ex. Chair		

*Note that, per their agreements, future equity to the Exec. Chair and CEO will consist of PSAs

7

Shareholder Outreach At our 2015 Annual Meeting, our Say on Pay proposal failed to receive majority support from shareholders. In response, our Lead Independent Director, Vice President, Finance and Head of Investor Relations, General Counsel, and Sr. Vice President, Human Resources reached out to each of our top 25 shareholders to listen to their concerns and solicit feedback. What We Heard Incentive awards should be transparent and reflect strategic goals What We Did Annual bonuses now more closely tied to objective financial and operational performance Stock ownership guidelines should align interests of stockholders and Executive Officers Expanded our stock ownership policy to all Executive Officers, including our NEOs Equity incentive awards should be linked to stockholder value New market-based Stock Awards directly incentivize stockholder value creation Equity incentive plan should drive value creation over the long-term Added new long-term incentive plan with PSUs that vest over three years based on key financial metrics Option repricing without stockholder approval should be prohibited New 2016 Incentive Award Plan prohibits option repricing without stockholder approval 8

New CEO & Compensation Changes  During his tenure with K12, Mr. Davis initiated and led K12’s multi-year plan to focus on academics, student retention, modernized infrastructure, curriculum and a strengthened management team  At the end of Mr. Davis’ contract term in 2016, he and the Board sought out a seasoned industry leader in Stuart J. Udell to lead our company as CEO  Mr. Udell’s 27-year track record includes:   CEO and Executive Chairman at Catapult Learning President of Postsecondary Education at The Princeton Review President of Kaplan K12 Learning Services, where he built their K-12 school division   The Board also determined that a full-time executive chairman position filled by someone having deep experience with our unique business would be an important component ensuring business continuity and preserve relationships with customers while our leadership team focuses on policy, regulatory issues and market expansion. 9  We eliminated the role of Chief Operating Officer following resignation of Timothy Murray in FY2016 1 •Introduced MSAs that vest in tiers at 30-day average stock price > than $13, $16, and $19 within a 2-year and 3-year period •Designed to incentivize long-term, sustainable shareholder value creation •When MSA grants were made, K12 shares were trading at less than $8, and had not closed above $19 since 2014 2 •Introduced 3-year PSUs that vest based on achievement of rigorous academic and financial goals 3 •Mr. Davis’ compensation was determined with advice from our compensation consultant, taking into account his role, experience and value to the business: •Annual salary and bonus opportunity was reduced by 43% and annual equity grant was reduced by 33% •94% of Mr. Davis’ compensation is performance based •Combined salary/target bonus for Mr. Davis and Mr. Udell is 17% less than for Mr. Davis and Mr. Murray Introduction of new LTI Programs: Reduced Compensation for Mr. Davis Compensation Changes for FY16 Leadership Changes

Equity Plan Changes In response to shareholder feedback, our 2016 Equity Plan proposal: 1 Plan proposal includes a fixed number of shares. Any increase to the 2 previously made that commitment to shareholders. The new equity plan 3 exercise price or tax withholding of an option will not be “added back” to 4 value limit of $750,000 per year applies to all equity and cash-based 5 Plan. 10 Eliminates the “Evergreen” provision in the 2007 Plan – The 2016 Equity maximum number of shares available will require stockholder approval. Eliminates repricing of awards – K12 has never repriced awards and furthers that commitment. Limits share recycling – Shares tendered by participants to satisfy the the shares available for issuance under the 2016 Plan. Adopts Cap on Total Director Compensation – An annual grant-date fair awards granted to non-employee directors. Does not add shares – No additional shares are requested for the 2016

Report on Lobbying

K12's Board of Directors recommends an "against" vote for the Stockholder Proposal (Proposal 6) requiring an annual report of the company's lobbying efforts for the following key reasons:

1. **Policies are in place to effectively oversee decisions regarding lobbying activities and expenditures** – The SVP, Public Affairs oversees adherence to the lobbying policies and provides quarterly reports to the Board.

2. **Disclosure regarding lobbying expenditures is already provided** – K12 is fully committed to complying with US state and federal laws which require disclosure. Specifically, K12, through its agents, files regular, publicly available reports with the US House of Representatives, US Senate and state agencies as required.

3. **Additional disclosure could place K12 at a competitive disadvantage** – The expanded disclosure of this proposal may reveal strategies and priorities designed to protect the economic future of K12, its stockholders and employees. Additionally, requiring disclosure of payments made to industry associations may be misleading as membership comes with the understanding that we may not always agree with all of the positions of the associations or other members of such groups. As a result, disclosure may not necessarily be indicative of our position on a particular issue.

4. **Participation in the US political process benefits stakeholders** – Participation in the political process is essential because the authority to operate a virtual or blended public school is dependent on the laws and regulation of each state.

11

Response to ISS and Glass Lewis Reports consultant; Executives are rewarded for performance and based on market conditions reached the $13 30-day average hurdle after several positive outcomes led by Management, including improved student retention over-performance plan with a 3 year duration and will not have overlapping performance periods; 12 Key Reasons for “Against” Recommendation K12 Response Dual leadership roles --Executive Chairman & CEO (ISS) • Sought out seasoned industry leader in Stuart Udell to continue executing our multi-year plan, while allowing Mr. Davis to remain actively involved in ensuring business continuity and preserving relationships with customers as executive chairman; See page 9 for further discussion Pay for Performance disconnect – Increased Compensation with decreased company performance (ISS & Glass Lewis) • We continue to execute against a multi-year strategic plan, which includes investments that have been disclosed to shareholders; Metrics associated with incentive pay take into consideration the current business environment, investments related to our long term strategy and the complexity of our business • Base salaries for Executives are evaluated annually with input from our independent compensation • K12 is the only publicly traded company in the K-12 education space and our stock price returns may not closely correlate with those of our peer group, making comparison of relative alignment difficult Concern over rigor associated with stock price hurdle for new performance based equity awards to Executive Chairman and CEO (ISS) • To further align Executive’s interests with shareholders, our Executive Chairman and CEO received equity grants tied to achievement of aggressive stock price targets ranging from 65% to 144% • The first tranche of these awards were earned and began to vest in August 2016 when our stock price the settlement with the California Attorney General, the closure of an acquisition and measurably Increase in NEO compensation levels over prior year when potential value of PSUs are included (ISS & Glass Lewis) • The value of the PSUs awarded to NEOs is factored into overall compensation when evaluating compensation levels • It is important to note that the Long-term Incentive Program under which the PSUs were granted is an Viewing the entire award as an annual grant may be misleading Proposal 2: Advisory Vote on Executive Compensation

Response to ISS and Glass Lewis Reports 13 Important Note: Glass Lewis supports K12’s 2016 Equity Incentive Award Plan Key Reasons for “Against” Recommendation from ISS K12 Response Plan cost is excessive • The new plan proposed eliminates the existing plan’s evergreen provision a year ahead of the plan’s expiration (along with other plan changes) and does not add any additional shares; Only the existing shares in the current plan roll over to the new 2016 Equity Incentive Award Plan • If not approved, the existing plan will continue and the evergreen provision of the current plan will result in an increase in the number of shares available in July 2017 Three-year average burn rate is excessive • The ISS benchmark burn rate in their model is 3.85% based on the Consumer Services industry group • As an Education Technology Company, we find that we compete for talent in the technology sector; While above the ISS benchmark for Consumer Services, our burn rate of 5.75% compares favorably to the ISS benchmark for Software and Services companies of 8.74% Plan permits liberal recycling of shares • The proposed plan eliminates recycling of options Plan allows discretion to accelerate vesting • The discretion to accelerate vesting in certain circumstances is a needed lever in management transitions Proposal 3: Approval of the Company’s 2016 Equity Incentive Award Plan